Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Jennifer Strasburg Weber Shandwick 415.248.3436 jstrasburg@webershandwick.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

Peet's Coffee & Tea, Inc. Elects David Deno to Board of Directors

EMERYVILLE, Calif., Aug 22, 2006 /PRNewswire-FirstCall via COMTEX News Network/ -- Peet's Coffee & Tea, Inc. (Nasdaq: PEET), a specialty coffee roaster and marketer, today announced that David Deno was elected to Peet's Board of Directors.

"We are extremely pleased to have Dave join the Peet's Board," said Jean-Michel Valette, chairman of the board, Peet's Coffee & Tea, Inc. "He is a distinguished operating executive with extensive consumer service experience in companies much larger than ours who will be extraordinarily valuable to Peet's as we continue to grow our multi-channel business."

Deno is a respected 25-year veteran of the restaurant industry having held positions of increasing responsibility in finance and operations. He recently concluded a 15-year career with YUM! Brands, Inc. where he served as chief operating officer and, prior to that, as chief financial officer. In addition, Deno held numerous positions in restaurant operations and finance in the company's International and Pizza Hut divisions. Prior to YUM!, he held various finance and operations positions with The Pillsbury Company and Burger King Corporation.

In October Mr. Deno will become a managing director at CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity firm JP Morgan Partners.

ABOUT PEET'S COFFEE & TEA, INC.

Founded in Berkeley, Calif. in 1966, Peet's Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet's fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. For information about Peet's Coffee & Tea, Inc. visit www.peets.com or call 1-800-999-2132. Peet's Coffee & Tea, Inc. shares are traded under the symbol PEET.